Exhibit 99.2

Sent via Electronic Delivery to: jsegreto@sparinc.com; ldswift@sparinc.com; ldswift007@gmail.com

Mr. James R. Segreto

Chief Financial Officer, Treasurer and Secretary

SPAR Group, Inc.

333 Westchester Avenue, South Building, Suite 204

White Plains, New York 10604

Re: SPAR Group, Inc. (the "Company")

Nasdaq Symbol: SGRP

Dear Mr. Segreto:

On December 13, 2018, Staff notified the Company that it did not comply with the independent director requirement for continued listing on The Nasdaq Capital Market set forth in Listing Rule 5605(b)(1) (the "Rule"). As described in the Company's Form 8-K filed on January 25, 2019, its officers, directors and majority shareholders reached a settlement agreement on January 18, 2019 (the "Settlement"), resulting in the Court's dismissal of the Actions under the Status Quo Order.1

In your submission to Staff dated January 30, 2019, you confirmed that in connection with the Settlement, Jeffery Mayer's director status has been more thoroughly vetted by the Governance Committee. In that regard, you have concluded that Mr. Mayer is independent under the Rule and eligible to serve on the Compensation Committee, but will be excluded from any decision-making pertaining to related party matters under the purview of the Audit Committee.2 Accordingly, Staff has determined that since the Company's Board of Directors currently consists of four independent and three non-independent directors, it complies with the Rule and this matter is now closed.

If you have any questions, please contact me at +1 301 978 8052.

Sincerely,

/s/ Moira Keith

Moira Keith

Associate Director

Nasdaq Listing Qualifications Enclosures

1 Consisting of the By-Laws Action and the 225 Action.

2 Under the Settlement terms, the Board also accepted the retirement of a former independent director, Lorrence T. Kellar.